Exhibit 10.9

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE ("Amendment") dated as of August 30, 2019 (the "Effective Date"), by and between BOULDER BRANDS USA, INC., a Delaware corporation (f/k/a GFA BRANDS, INC.) ("Sublandlord"), and CHARLOTTE'S WEB, INC., a Delaware corporation ("Subtenant").

WITNESSETH:

WHEREAS, Sublandlord and Subtenant are parties to a Sublease dated as of June 28, 2019 (the "Sublease").

WHEREAS, pursuant to the Sublease, Subtenant subleases space measuring approximately forty-two thousand one hundred ninety-one (42,191) rentable square feet (the "Premises") commonly known as Suite 300 (consisting of approximately 17,598 rentable square feet), Suite 100 (consisting of approximately 9,566 rentable square feet, "Suite 100"), and a portion of the Basement/Garden Level (consisting of approximately 15,027 rentable square feet, "Basement/Garden Level") within the building located at 1600 PEARL STREET, BOULDER, COLORADO (the "Building"), as more particularly described in the Sublease; and

WHEREAS, Landlord agrees to deliver possession of the Basement/Garden Level portion of the Premises on or around September 1, 2019, and Subtenant agrees to accept possession of the same, and the parties agree to modify and amend the Sublease to reflect changes, in accordance with the terms and conditions set forth below; and

WHEREAS, the Term of the Sublease is scheduled to expire on August 31, 2025 (the "Expiration Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.              Recitals; Definitions. The above Recitals are true and correct and are incorporated herein by reference. All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Sublease or Lease (as defined in the Sublease), as applicable.

2.              Sublease Term. As of the Effective Date, Sections 2(a), 2(b) and 2(c) of the Sublease is hereby deleted in its entirety and replaced with the provisions set forth below, the reference to Section 2(d) in the Sublease is hereby revised to reflect Section 2(e), and a new Section 2(d) shall be incorporated into the Sublease as set forth below:

"(a)          The term of this Sublease ("Sublease Term"), (i) as to the 3rd Floor, commenced on June 28, 2019 (the "Suite 300 Commencement Date"), and (ii) as to Suite 100, shall commence on the earlier of (A) January 1, 2020 or (B) the date that is fifteen (15) days following the date Sublandlord vacates Suite 100 (such later date the "Suite 100 Commencement Date"), and (iii) as to the Basement/Garden Level, shall commence on September 1, 2019 (the "Basement/Garden Level Commencement Date"), and shall expire on August 31, 2025 (the "Expiration Date"), unless sooner terminated in accordance with the terms of this Sublease.

(b)            Sublandlord and Subtenant acknowledge and agree that (i) Sublandlord has delivered possession of Suite 300 to Subtenant on the Suite 300 Commencement Date, (ii) Sublandlord shall deliver possession of Suite 100 to Subtenant on the Suite 100 Commencement Date, and (iii) Sublandlord shall deliver possession of the Basement/Garden Level to Subtenant on the Basement/Garden Level Commencement Date.

(c)            If for any reason the Sublandlord has been unable to deliver Suite 100 by the Suite 100 Commencement Date, then the Suite 100 Commencement Date and all other applicable deadlines shall be delayed until Sublandlord has delivered Suite 100, and the Rent shall be adjusted as set forth below until the Suite 100 Commencement Date. In the event Sublandlord has not delivered possession of Suite 100 within ten (10) business days following the Suite 100 Commencement Date, then Subtenant shall be entitled to one (1) day of additional abated Base Rent on a day for day basis until the date Sublandlord delivers possession of Suite 100. In the event Sublandlord has not delivered possession of Suite 100 within twenty (20) days following the Suite 100 Commencement Date, then, in addition to the abatement, Subtenant may elect to terminate this Sublease in its entirety, (the "Suite 100 Late Delivery Termination"). If Subtenant elects to terminate the Sublease in accordance with this section then neither party shall have any further obligations thereunder; provided, however, Sublandlord may nullify such right of termination if Sublandlord delivers possession of Suite 100 prior to the expiration of such thirty (30) day termination notice period. Upon the date of any such Suite 100 Late Delivery Termination, all sums related to Suite 100 shall be paid by Subtenant to Sublandlord shall be returned to Subtenant by Sublandlord within thirty (30) days following the effective date of the Suite 100 Late Delivery Termination, and neither party shall have any further obligations thereunder.

(d)            If for any reason the Sublandlord has been unable to deliver the Basement/Garden Level by the Basement/Garden Level Commencement Date, then the Basement/Garden Level Commencement Date and all other applicable deadlines shall be delayed until Sublandlord has delivered the Basement/Garden Level, and the Rent shall be adjusted as set forth below until the Basement/Garden Level Commencement Date. In the event Sublandlord has not delivered possession of the Basement/Garden Level within ten (10) business days following the Basement/Garden Level Commencement Date, then Subtenant shall be entitled to one (1) day of additional abated Base Rent on a day for day basis until the date Sublandlord delivers possession of the Basement/Garden Level. In the event Sublandlord has not delivered possession of the Basement/Garden Level within twenty (20) days following the Basement/Garden Level Commencement Date, then, in addition to the abatement, Subtenant may elect to terminate this Sublease in its entirety, (the "Basement/Garden Level Late Delivery Termination"). If Subtenant elects to terminate the Sublease in accordance with this section then neither party shall have any further obligations thereunder; provided, however, Sublandlord may nullify such right of termination if Sublandlord delivers possession of the Basement/Garden Level prior to the expiration of such thirty (30) day termination notice period. Upon the date of any such Basement/Garden Level Late Delivery Termination, all sums related to the Basement/Garden Level shall be paid by Subtenant to Sublandlord shall be returned to Subtenant by Sublandlord within thirty (30) days following the effective date of the Basement/Garden Level Late Delivery Termination, and neither party shall have any further obligations thereunder."

3.              Rent. As of the Effective Date, Section 3(a) and 3(b) of the Sublease are hereby deleted in its entirety and replaced with the following:

"(a)        Base Rent. Subtenant covenants and agrees to pay to Sublandlord during the Sublease Term, base rent ("Base Rent") as follows:

Period	Monthly Base Rent
Suite 300 Commencement Date — August 31, 2019	$50,281.64	**
September 1, 2019 — December 31, 2019	$69,390.98
January 1, 2020 — May 31, 2020	$84,002.41	*
June 1, 2020 — September 30, 2020	$84,002.41
October 1, 2020 — March 31, 2021	$85,262.45
April 1, 2021— September 30, 2021	$86,541.38
October 1, 2021 — March 31, 2022	$87,839.50
April 1, 2022 — September 30, 2022	$89,157.10
October 1, 2022 — March 31, 2023	$90,494.45
April 1, 2023 —September 30, 2023	$91,851.87
October 1, 2023 —March 31, 2024	$93,229.65
April 1, 2024 —September 30, 2024	$94,628.09
October 1, 2024 —March 31, 2025	$96,047.51
April 1, 2025 —Expiration Date	$97,488.22

* Provided that there is no Event of Default (defined in Section Error! Reference source not found. below) at any time during the Sublease Term, Base Rent shall abate during the period commencing on January 1, 2020 through May 31, 2020 (the "Abatement Period"). Upon the occurrence of an Event of Default hereunder (beyond any applicable notice and cure period), the unamortized amount of the abated Base Rent for the Abatement Period, amortized on a straight-line basis over the Sublease Term, shall immediately become due and payable.

**Notwithstanding anything set forth herein, the Monthly Base Rent shall be Fifty Thousand Two Hundred Eighty-One and 64/100 Dollars ($50,281.64) prior to the Basement/Garden Level Commencement Date. On the Basement/Garden Level Commencement Date, the Monthly Base Rent shall be as set forth in the chart above; provided, however, in the event Subtenant elects to exercise either (i) the Suite 100 Late Delivery Termination, or (ii) the Basement/Garden Level Termination, as set forth in Sections 2(c) and 2(d), respectively, then any Monthly Base Rent allocated on a square footage basis to Suite 100 and/or the Basement/Garden Level as subject to such termination shall be excluded from the Monthly Base Rent and the resulting Monthly Base Rent shall increase, on an annual basis, by an amount equal to one and one-half percent (1.5%) on the anniversary of the Suite 300 Commencement Date for each year of the Term.

(b)            Additional Rent. Notwithstanding anything in this Sublease to the contrary, in addition to Base Rent, Subtenant shall be responsible for Tenant's Share of (i) Expenses (pursuant to Section 4(B) of the Lease); (ii) Taxes (pursuant to Section 4(B) of the Lease); (iii) utilities (pursuant to Section 4(B) of the Lease); and (iv) for the payment of the use of the Spaces located in the Garage (pursuant to Section 33(M) of the Lease) as additional rent (subparts (i), (ii), (iii) and (iv) shall collectively be referred to herein as "Additional Rent"). Prior to the Basement/Garden Level Commencement Date, Tenant's Share shall be calculated based on 17,598 rentable square feet. Following the Basement/Garden Level Commencement Date, Tenant's share shall be calculated based on 32,625 rentable square feet. Following the Suite 100 Commencement Date, Tenant's share shall be calculated based on 42,191 rentable square feet. Base Rent and Additional Rent are referred to collectively as "Rent". Notwithstanding the foregoing, prior to each of the Basement/Garden Level Commencement Date and the Suite 100 Commencement Date, respectively, Sublandlord shall pay all Additional Rent and all other fees and perform all obligations under the Lease within the times provided under the Lease in connection with the Basement/Garden Level and Suite 100, as applicable."

4.             Incorporation. As of the Effective Date, Section 7(a) of the Sublease is hereby amended by the deletion of the reference to "and Lower Level Commencement Date" and replacing the same with "the Suite 100 Commencement Date, and Basement/Garden Level Commencement Date"

5.             Sublandlord Representations. As of the Effective Date, Section 9(a)(vi) of the Sublease is hereby deleted in its entirety and replaced with the following:

"(vi)          As of the Suite 300 Commencement Date, Suite 100 Commencement Date or Basement/Garden Level Commencement Date, as applicable, to Sublandlord's knowledge, Sublandlord has not received notice of any violation of any Laws applicable to the Premises; and"

6.             Insurance. As of the Effective Date, Section 14 of the Sublease is hereby amended by the deletion of the references to the "Lower Level Commencement Date" in Section 14(a) and replacing the same with a reference to the "Suite 100 Commencement Date and Basement/Garden Level Commencement Date"; and the deletion of each reference to the "Lower Level Commencement Date" in Section 14(b) and replacing the same with a reference to "Suite 100 Commencement Date and Basement/Garden Level Commencement Date, as applicable"; and the deletion of the reference to the "Lower Level Commencement Date" in Section 14(d) and replacing the same with a reference to "the Suite 100 Commencement Date and Basement/Garden Level Commencement Date, as applicable"; and the deletion of the reference to the "Lower Level Commencement Date" in Section 14(e) and replacing the same with a reference to "the Suite 100 Commencement Date and Basement/Garden Level Commencement Date, as applicable".

7.             Furniture and Equipment. As of the Effective Date, Section 24(a) of the Sublease is hereby amended by the deletion of the references to the "Lower Level Commencement Date" and replacing the same with a reference to the "Suite 100 Commencement Date and Basement/Garden Level Commencement Date"; and the deletion of the reference to the "Lower Level Commencement Date" in Section 24(c) and replacing the same with a reference to the Suite 100 Commencement Date".

8.             Parking. As of the Effective Date, Section 27(b) of the Sublease is hereby amended by the deletion of the references to the "Lower Level Commencement Date" and replacing the same with a reference to the "Suite 100 Commencement Date".

9.             Excluded Area of the Basement/Garden Level. The following is hereby added as Section 28 of the Sublease:

"Subtenant acknowledges and agrees that from and after the Basement/Garden Level Commencement Date and continuing until the date immediately prior to the Suite 100 Commencement Date, Subtenant shall be permitted the use and occupancy of the Basement Garden Level; provided, however, (i) in no event shall Subtenant be permitted to use, access or occupy the portions of the Basement/Garden Level of the Premises designated as the "Excluded Area" on Exhibit A to this First Amendment to Sublease, attached hereto; (ii) Sublandlord shall at all times prior to the Suite 100 Commencement Date be permitted access to and the use of such Excluded Area; and (iii) Sublandlord's employees shall be permitted to access the Basement/Garden Level for the purposes of using the lactation room located on the Basement/Garden Level, provided such use shall be at such times and in accordance with a schedule that is mutually acceptable to both Sublandlord and Subtenant, and further provided Subtenant's employees shall also be permitted to use such lactation room in accordance at such times and in accordance with such mutually acceptable schedule."

10.           IT Equipment. Subtenant will, at its sole cost and expense, but with the assistance of Sublandlord (including provision of access to the Excluded Areas and staff available to assist with separation) at no cost to Subtenant, perform all work necessary to separate the cables, conduit and other equipment located in the Excluded Areas as of the Effective Date necessary for Subtenant to operate its IT equipment in the Premises (the "IT Work"). The Subtenant and Sublandlord working together will use commercially reasonable efforts to complete the IT Work as soon as reasonably practical with the goal of completing the IT Work on or before September 30, 2019. Once the IT Work is complete, Sublandlord shall, within thirty (30) days following Subtenant's written request therefor (together with documentation substantiating the costs for which Subtenant seeks reimbursement), reimburse Subtenant for the reasonable and actual costs incurred by Subtenant necessary to perform the IT Work (the "IT Equipment Reimbursement"); provided, however, in no event will the IT Equipment Reimbursement exceed Fifteen Thousand and 00/100 Dollars ($15,000.00). In the event Sublandlord does not pay the IT Equipment Reimbursement within the thirty day period, Subtenant may thereafter offset such amount against the next Monthly Rent becoming due. Notwithstanding anything herein to the contrary, on or before the Suite 100 Commencement Date, Sublandlord will remove its IT equipment from the Excluded Area and surrender possession of the Excluded Area in broom clean condition.

11.           Miscellaneous. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Sublease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Sublease, the terms of this Amendment shall be controlling and prevail.

(a)            This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

(b)            This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

(e)            This Amendment shall not be binding upon Sublandlord or Subtenant unless and until Sublandlord shall have delivered a fully executed counterpart of this Amendment to Subtenant. Delivery may be made by electronic (e.g., pdf) means, which shall be effective to constitute delivery.

(d)            This Amendment shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their successors and permitted assigns.

(e)            This Amendment shall be governed by the laws of the State of Texas without giving effect to conflict of laws principles thereof.

(f)            This Amendment shall be interpreted and enforced without the aid of any canon, custom or rules of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the day and year first above written.

SUBTENANT:

CHARLOTTE'S WEB, INC.
a Delaware corporation

By:	/s/ Russel C. Hammer

Name:	Russel C. Hammer

Title:	Exec. VP, CFO

SUBLANDLORD:

BOULDER BRANDS USA, INC.
a Delaware corporation

By:	/s/ Rick Masquera

Name:	Rick Masquera

Title:	VP

CONSENT TO FIRST AMENDMENT TO SUBLEASE

1600 PEARL STREET, LLC, being the Landlord under the Lease (as defined in the Sublease), does hereby consent to the foregoing First Amendment to Sublease. The foregoing consent shall satisfy all Lease requirements to obtain Landlord's consent to such First Amendment to Sublease, including without limitation the requirements set forth under Section 11 of the Landlord's Consent and Agreement to Sublease dated June 24, 2019.

1600 PEARL STREET, LLC, a Colorado
limited liability company

By:	Unico Investment Group LLC, a Delaware limited liability company, Manager

By:
Name:
Title: